BLUE AND WHITE INVESTMENT MANAGEMENT, LLC
                RAMCO CONSULTANTS AND PORTFOLIO MANAGEMENT, LTD.
                               BLUE AND WHITE FUND

                                 CODE OF ETHICS

I.   Introduction

This Code of Ethics (the "Code") is designed to protect fiduciary relationships that are:

     o    owed to,  among  others,  the  clients  of Blue and  White  Investment
          Management  LLC  ("BWIM")  by  BWIM,   its  officers,   directors  and
          employees; and,

     o owed to, among others, the clients of RAMCO Consultants and Portfolio Management, Ltd. ("RAMCO") by RAMCO, its officers, directors and employees; and

     o owed to the shareholders of the Blue and White Funds Trust (the "Fund") by its officers, trustees and employees.

This Code is intended to provide a program reasonably designed to detect and prevent insider trading by the officers, directors, trustees, and employees of BWIM and the Fund. This Code applies to the fiduciary relationships between BWIM and each of its clients, including the series of the Fund (including their shareholders).

For the purposes of this Code of Ethics, the Fund and BWIM's other clients are collectively referred to herein as the "Clients."

As registered investment companies, the Fund has an obligation to implement and maintain a meaningful policy governing the personal securities transactions of its trustees, officers, and advisory persons (collectively, "Access Persons" as defined below). This Code is designed to minimize conflicts of interest and the appearance of such conflicts, as well as to comply with the provisions of
Section 17(j) of the  Investment  Company Act of 1940 (the  "Investment  Company
Act") and Rule 17j-1 thereunder (the "Rule"). Section 17(j) of the Investment Company Act makes it unlawful for an affiliated person of a registered investment company to engage in transactions in securities which are also held or are to be acquired by a registered investment company if such transactions are in contravention of rules adopted by the Securities and Exchange Commission (the "SEC") to prevent fraudulent, deceptive, or manipulative practices. Section 17(j) broadly prohibits any such affiliate from engaging in any type of manipulative, deceptive, or fraudulent practice with respect to the investment company and, in furtherance of that prohibition, requires each registered investment company to adopt a written code of ethics containing provisions reasonably designed to prevent "Access Persons" from engaging in conduct prohibited by the Rule. The Rule also requires that reasonable diligence be used and procedures instituted that are designed to prevent violations of such codes of ethics.

This Code of Ethics is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities law in general. For example, other provisions of Section 17 of the Investment
Company Act prohibit various transactions between a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person. The federal securities law may impose additional fiduciary obligations and trading restrictions on persons covered by this Code of Ethics. It is expected that persons covered by this Code will be sensitive to these areas of potential conflict, even though this Code does not address specifically these other areas of fiduciary responsibility. Persons covered by this Code, therefore, are advised to seek advice whenever he or she may reasonably recognize a potential conflict of interest or the appearance of a conflict of interest.

II.  Persons Covered by this Code

This Code of Ethics applies to all officers, members and control persons of BWIM and the Fund, except as set forth in this Section II and Section IV. This Code also applies to all persons involved in the advisory process, including portfolio managers, analysts, traders, employees whose duties or functions involve them in the investment process (including personnel of RAMCO who are associated persons of BWIM), and any employee who obtains information concerning the investment decisions that BWIM is making for its Clients, including employees of BWIM, the Fund and their affiliates. All such persons shall be designated as "Access Persons" for purposes of this Code. Every employee should consider himself or herself an Access Person unless otherwise specifically exempted by the President.

Access Persons do not include BWIM or RAMCO directors who (i) do not devote substantially all working time to the activities of BWIM and (ii) do not have access to information about the day-to-day investment activities of BWIM.

An independent trustee of the Fund shall not be considered an Access Person solely by reason of his or her trusteeship.

Each Access Person who would otherwise be covered by this Code shall be excluded from the pre-approval, reporting and other requirements of this Code if that Access Person is subject to another organization's code of ethics (e.g., employees of U.S. Bank, N.A., or U.S. Bancorp Fund Services, LLC, the administrator of the Fund) which is deemed to be satisfactory to BWIM.

III. General Principles

In light of the fiduciary duty described above in the Introduction, you should conduct yourself in all circumstances in accordance with the following general principles:

     o You must at all times place the interest of the Fund and BWIM's other Clients before your own interests.

     o You must conduct all of your personal investment transactions consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

     o You should adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions to their personal benefit.

Although it is sometimes difficult to determine what behavior is necessary or appropriate to adhere to these general principles, this Code contains several guidelines for proper conduct. However, the effectiveness of BWIM's policies regarding ethics depends on the judgment and integrity of its employees rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved and to the purposes of this Code, in addition to the specific guidelines and examples set forth below. If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests and those of BWIM's Clients, you should consult the President immediately.

IV.  Personal Investment Transactions Policy

Laws and ethical standards impose on the Fund, BWIM and their employees duties to avoid conflicts of interest between their personal investment transactions and transactions BWIM makes on behalf of its Clients. In view of the sensitivity of this issue, it is important to avoid even the appearance of impropriety. The following personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or inappropriate appearances, while at the same time preserving reasonable flexibility and privacy in personal securities transactions.

Except as otherwise noted, BWIM's restrictions on personal investment transactions apply to all Access Persons. This policy governs your investments in securities. "Securities" include any interest or instrument commonly known as a security, including stocks, bonds, options and interests in privately placed offerings and limited partnerships which are primarily invested in the aforementioned securities. Securities shall not be deemed to include financial futures contracts.

A.   General Application

This policy shall apply to all covered transactions (defined below). It is noted that it applies to all such transactions in any account over which an access person has a direct or indirect beneficial interest. The term "beneficial interest" is defined by rules of the SEC. Generally, under the SEC rules, a person is regarded as having a beneficial interest in securities held in the name of:

     o    a husband, wife or a minor child;

     o    a relative sharing the same house; or,

     o    anyone else, if the Access Person:

          (i) obtains benefits substantially equivalent to ownership of the securities;

          (ii) can obtain ownership of the securities immediately or at some future time; or,

          (iii) can vote or dispose of the securities.

If you act as a fiduciary with respect to funds and accounts managed outside of BWIM (for example, if you act as the executor of an estate for which you make investment decisions), you will have a beneficial interest in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions set forth above.

B.   Pre-Clearance Procedures

Each Access Person must obtain pre-clearance for any personal investment transaction in a security if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security. [1] Pre-clearance is not necessary for exempt securities or Outside Fiduciary Accounts. "Exempt Securities" are securities (or securities obtained in transactions) described below. "Outside Fiduciary Accounts" are certain fiduciary accounts outside of BWIM for which you have received BWIM's approval to act as fiduciary and which BWIM has determined qualify to be treated as Outside Fiduciary Accounts under this Personal Investment Transactions Policy.

[FOOTNOTE]

1 For clarification purposes, pre-clearance shall not be required for securities trades in accounts of an Access Person, which is managed by BWIM or under the discretionary management of another person otherwise unaffiliated with BWIM.

You must obtain pre-clearance for all non-exempt securities transactions by completing and signing the Pre-authorization Request Form for personal trades provided for that purpose by BWIM.

You must complete an approved securities transaction by the end of the business day following the day that you obtain pre-clearance. If the transaction is not completed within these time requirements, you must obtain a new pre-clearance, including one for any uncompleted portion of the transaction. Post-approval is not permitted under this Code. If BWIM determines that you completed a trade before approval or after the clearance expires, you will be considered to be in violation of this Code.

C.   Additional Trading Restrictions

In addition to the more general restrictions discussed above, BWIM has adopted other restrictions on personal investment transactions. Except as otherwise noted, the trading restrictions do not apply to Outside Fiduciary Accounts or securities trades in accounts of an Access Person, which is managed by another person otherwise unaffiliated with BWIM or the Fund.

No Access Person may:

     o Purchase or sell, directly or indirectly, for his or her own account or for any account in which he or she may have a beneficial interest (including through an Outside Fiduciary Account), any security that is subject to an BWIM restriction.

     o Like other covered transactions, securities offered in an initial public offering may only be traded with prior approval of the President, CEO or other designated person.

     o Purchase securities offered in a private placement except with the prior approval of the President, CEO or other designated person. In considering approval, the President will take into consideration whether the investment opportunity you have been offered should be reserved for BWIM's Clients and whether the opportunity is being offered to you by virtue of your position with BWIM or the Fund. If you or your department want to purchase on behalf of an BWIM Client the security of an issuer or its affiliate where you have a beneficial interest (including through an Outside Fiduciary Account) in the securities of that issuer through a private placement, you must first disclose your interest to the President. In such event, the President will independently review the proposed investment decision.

     o Profit from the purchase or sale, or sale and purchase, of the same securities within 60 calendar days. You should also note that this prohibition would effectively limit the utility of options trading and short sales of securities and could make legitimate hedging activities less available. Any profits realized on such short-term trades may have to be disgorged.

     o Purchase or sell any security for his or her own account or any Outside Fiduciary Account for a period of seven days before or after that security is added to or deleted from the firm's buy list or "model" portfolio. Violation of this prohibition may require reversal of the transaction and any resulting profits maybe subject to disgorgement.

It is specifically noted that this policy is not designed to prevent or effectively prohibit personnel from purchasing or selling securities that are also purchased for Clients. It is noted that BWIM frequently obtains new Clients and may not know in advance the exact day that such Clients' accounts will effectively come under its management or when an existing Client may add funds to its account under management, which in turn may cause BWIM or the Fund to purchase additional securities on its "buy list" for that account. Similarly, on any day an existing Client may instruct that a given security in its portfolio be sold or provide instructions to divest all securities in its portfolio or inform BWIM or the Fund that it will withdraw funds from its account, which in turn may cause BWIM or the Fund to sell securities in the account to raise cash to meet the Client's needs. Because of the foregoing, the following pre-clearance procedure has been adopted:

Pre-clearance   for  personal   transactions   can  be  given,   notwithstanding
transactions by Clients on the same day, provided that all of the following five elements are satisfied:

     1. The market capitalization of the issuer of the securities involved in the personal transaction (the "Issuer") exceeds one billion dollars ($1,000,000,000) at the time of the transaction;

     2. The prior day's trading volume for the Issuer's securities exceeded 250,000 shares in whichever exchange or market the securities are traded;

     3. The personal transaction is for one thousand (1,000) or fewer shares of the Issuer;

     4. Any transaction for a particular Client that follows the personal trade must be for one thousand (1,000) or fewer shares; and,

     5. The personal transaction is effected after 11:00 a.m. (local time in the employee's principal office location). This normally would prevent overnight limit orders.

Any profits subject to disgorgement will be given to a charity selected by BWIM or under BWIM's direction.

D.   Securities or  Transactions  Exempt From Personal  Investment  Transactions
     Policy

The following securities or transactions are exempt from some aspects of the personal investment transaction policy:

     (a)  U.S. Government Securities;

     (b)  Bank Certificates of Deposit;

     (c)  Bankers' Acceptances;

     (d)  Commercial Paper;

     (e)  Shares in open-end investment companies (mutual funds);

     (f) Securities purchased on behalf of an Access Person for an account over which the Access Person has no direct or indirect influence or control;

     (g) Securities purchased through an automatic dividend reinvestment plan or an employee stock purchase plan;

     (h) Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     (i) Exchange and non-exchange traded index-based instruments, including Standard & Poor's Depository Trust Receipts - commonly referred to as SPDRS; and,

     (j) Securities acquired in connection with covering a position in, or the exercise of, an option. However, the purchase or sale of an option itself is not an exempt transaction.

It is not necessary to pre-clear personal transactions for any exempt securities or transactions. However, it still is necessary to report such securities, except for securities under clauses (a), (b), (c), (d), (e) and (f) above, in the quarterly transaction reports. Further, securities acquired through an automatic dividend reinvestment plan do not need to be shown in the quarterly transaction reports if duplicate confirmations and periodic (monthly/quarterly) brokerage statements are filed.

Personal investment transactions in exempt securities are still subject to BWIM's policy on inside information, where applicable.

E.   Personal Securities Reporting

1.   Initial Holdings Reports

No later than 10 days after a person becomes an Access Person, the following information is required to be filed:

     (i) the title, number of shares and principal amount of each security covered by this Code in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

     (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and,

     (iii) the date the report is submitted by the Access Person.

2.   Quarterly Reports

a. Transactions. All Access Persons are required to file quarterly reports within 10 days of the end of each calendar quarter, listing all personal investment transactions in which an Access Person has a beneficial interest and which were transacted during the quarter except for transactions in certain exempt securities, as detailed above.

The reports shall contain the following information:

     (i) the date of the transaction, title, interest rate and maturity (if applicable) and the number of shares/ units/ principal of each security involved;

     (ii) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

     (iii) the price at which the transaction was effected;

     (iv) the name of the broker, dealer, or bank with or through whom the transaction was effected; and,

     (v)  the date the report is submitted.

Every Access Person must file a quarterly report when due even if such person made no purchases or sales of securities during the period covered by the report.

You are charged with the responsibility for submitting the quarterly reports. Any effort by BWIM or the Fund to facilitate the reporting process does not change or alter that responsibility.

An independent trustee of the Fund shall not be required to file quarterly reports unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee's transaction in a security covered by this Code, the Fund purchased or sold such security or the Fund or its investment adviser consider purchasing or selling such security. (See
Section II.D for certain exempted securities.)

b. New Accounts. Access Persons shall report along with their listing of investment transactions the following information concerning any new account established during the period in which any securities were held for their direct or indirect benefit:

     (i) the name of the broker, dealer or bank with whom the Access Person established the account;

     (ii) the date the account was established; and,

     (iii) the date the report is submitted.

     3.   Annual Holdings Reports

Annually, each Access Person must submit the following information, which shall be current as of a date no more than 30 days before the date the report is submitted:

     (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership;

     (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and,

     (iii) the date the report is submitted by the Access Person.

Independent trustees of the Fund are not required to make an annual holdings report.

     4.   Broker Statements and Trade Confirmations

All Access Persons are required to direct brokers of accounts in which they have a beneficial interest to supply to BWIM, on a timely basis, duplicate copies of trade confirmations and copies of periodic broker account statements. This requirement does not apply to Outside Fiduciary Accounts. To maximize the protection of your privacy, you should direct your brokers to send this information to:


                  Blue and White Investment Management LLC
                  11111 Santa Monica Boulevard, Suite 705
                  Los Angeles, CA  90028

V.   Gifts, Payments, and Preferential Treatment

A.   Gifts Received by Employees

As a general rule, you should not accept gifts of more than de minimus value from present or prospective Clients, providers of goods or services or others with which BWIM or the Fund has dealings. While there is no absolute definition of de minimus, you should exercise good judgment to assure that no gift that is excessive in value is accepted. You should immediately report any offer of an improper gift to BWIM's President or CEO.

The term "gift" includes, but is not limited to, money, credit, special discounts on goods or services, and loans of goods or money. The receipt of cash gifts by employees is absolutely prohibited.

If you believe that you cannot reject or return a gift without potentially damaging friendly relations between a third party and BWIM or the Fund, you should report the gift and its estimated dollar value in writing to BWIM's President or CEO who may require that the gift be donated to charity.

B.   Gifts and Entertainment Given by Employees

It is acceptable for you to give gifts or favors of nominal value to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Entertainment that is reasonable and appropriate for the circumstances is an accepted practice to the extent that it is both necessary and incidental to the performance of the business of BWIM.

C.   Other Codes of Ethics

You should be aware that sometimes a Client imposes more stringent codes of ethics than those set forth above. If you are subject to a Client's code of ethics, you should abide by it.

VI.  Outside Activities

A.   Outside Employment

Each employee is expected to devote his or her full time and ability to BWIM's interests during regular working hours and such additional time as may be properly required. BWIM discourages employees from holding outside employment, including consulting. If you are considering taking outside employment, you must submit a written request to BWIM's President or CEO. The request must include the name of the business, type of business, type of work to be performed, and the days and hours that the work will be performed. It is understood that RAMCO personnel have other responsibilities.

An employee may not engage in outside employment that: (a) interferes, competes, or conflicts with the interest of BWIM; (b) encroaches on normal working time or otherwise impairs performance; (c) implies BWIM's sponsorship or support of an outside organization; or (d) reflects directly or indirectly adversely on BWIM. BWIM policy prohibits outside employment in any financial services industry.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn.

B.   Service as Director

No employee may serve as a director or in a similar capacity of any non-affiliated company or institution, whether or not it is part of your role at BWIM, without prior approval of the President. You do not need approval to serve on the board of a private family corporation for your family or any charitable, professional, civic or nonprofit entities that are not Clients of BWIM and do not have business relations with BWIM or the Fund. If you receive approval, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest, such as "Chinese Wall" procedures. BWIM may withdraw approval at its discretion if BWIM concludes the withdrawal is in the interest of BWIM or the Fund. Also, if you serve in a director capacity which does not require approval but circumstances later change which would require such approval (e.g., the company enters into business relations with the Fund, BWIM or becomes a Client), you must then get approval.

C.   Fiduciary Appointments

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters, without the prior approval of the President. This policy does not apply to appointments involving personal estates or service on the board of a charitable, civic, or nonprofit company where the Access Person does not act as an investment adviser for the entity's assets. If BWIM grants you approval to act as a fiduciary for an account outside BWIM, it may determine that the account qualifies as an Outside Fiduciary Account. Securities traded by you, as a fiduciary will be subject to the BWIM Personal Investment Transactions Policy.

VII. Other Employee Conduct

A.   Personal Financial Responsibility

It is important that employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from Clients, or from providers of goods and services with whom the Fund or BWIM deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

B. Taking Advantage of a Business Opportunity that Rightfully Belongs to BWIM or the Fund

Employees must not take for their own advantage an opportunity that rightfully belongs to BWIM or the Fund. Whenever the Fund or BWIM have been actively soliciting a business opportunity, or the opportunity has been offered to the Fund or BWIM, or their funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to BWIM or the Fund, respectively, and not employees who may be in a position to divert the opportunity for their own benefits.

VIII. Confidentiality

All information relating to past, current and prospective Clients is highly confidential and is not to be discussed with anyone outside the organization of BWIM or the Fund without the written approval of BWIM's President or CEO. One of the most sensitive and difficult areas in the daily business activities of the Fund and BWIM involves information regarding investment plans or programs and possible or actual securities transactions by the Fund or BWIM.

IX.  Sanctions

Upon discovering a violation of this Code, BWIM or the Fund may impose such sanctions as it deems appropriate, including, but not limited to, a reprimand (orally or in writing), a reversal of any improper transaction and disgorgement of the profits from the transaction, demotion, and suspension or termination of employment.

X.   Annual Compliance Certification

BWIM and the Fund will require all Access Persons, BWIM directors, and the Funds' trustees, to certify annually that (i) they have read and understand the terms of this Code of Ethics and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal investment transactions policies contained in this Code.